EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mercer Insurance Group, Inc.:
We consent to incorporation by reference in the registration statement (No. 333-123758) on Form S-8 of Mercer Insurance Group, Inc. and subsidiaries of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Mercer Insurance Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Mercer Insurance Group, Inc.
Our reports dated March 16, 2007, with respect the consolidated balance sheets of Mercer Insurance Group Inc, and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedules contain an explanatory paragraph concerning the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R) , Share Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 16, 2007